UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2012
Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)

300 Atlantic Street
Suite 301
Stamford, CT 06901
(Address of principal executive offices) (Zip Code)

(203) 350-0040
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2012, the Company engaged Yi Tsai as consultant to perform the duties of its principal financial officer.  Mr. Tsai, 56 years old, has extensive experience in private equity, venture capital, and financial accounting.  Under the terms of Mr. Tsai’s consulting agreement with the Company, his current engagement will continue through December 17, 2012 and the consulting fees payable to him for such period are expected to total approximately $14,000.  After such date, the Company and Mr. Tsai may agree to extend the term of his consulting period or Mr. Tsai may become an employee of the Company.

Mr. Tsai has served as Executive Director at Nexos Capital Partners, a private equity firm, since August 2005, and will continue to work part-time at Nexos during his current engagement with the Company.  From April to December 2011, Mr. Tsai also served as Senior Financial Advisor to C-Quest Capital.  Between 1992 and 2003, Mr. Tsai held senior positions at a number of private equity and venture capital funds.  Mr. Tsai began his career in public accounting, working as an auditor at Deloitte & Touche and Bell & Company, before joining Colgate-Palmolive Company as a corporate auditor.  He holds a B.S. in Accounting from National Taipei University and an M.B.A. from Case Western Reserve University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: November 13, 2012	By:	/s/ Timothy E. Brog
		Name:	Timothy E. Brog
		Title:	Chief Executive Officer